UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 27, 2012
Jones Soda Co.
(Exact Name of Registrant as Specified in Its Charter)
Washington
(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

1000 First Avenue South, Suite 100, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)
(206) 624-3357
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Chief Executive Officer

On June 27, 2012, Jones Soda Co. (the “Company”) entered into a Separation and Release Agreement with William Meissner, the Company's Chief Executive Officer. Pursuant to the Separation and Release Agreement, Mr. Meissner is resigning as the Chief Executive Officer for the Company, effective June 30, 2012. In addition, Mr. Meissner resigned as a Director of the Company, effective immediately. Mr. Meissner's resignation was not based on any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On June 27, 2012, the Board of Directors of the Company appointed Jennifer Cue as the Company's new Chief Executive Officer, effective June 30, 2012. Ms. Cue is a current member of the Board of Directors and served as the Interim Chief Financial Officer for the Company from September 2011 to December 2011. The Company intends to enter into an Employment Agreement with Ms. Cue, subject to the recommendation of the Compensation Committee and approval by the Board.

Ms. Cue previously served as Chief Financial Officer and Corporate Secretary of the Company from 1997 to 2005 and as the Company's Chief Operating Officer from 2002 to 2005. Following her prior departure from the Company in 2005, Ms. Cue focused on strategic business consulting, private investment initiatives and financial advising. Ms. Cue also previously held the roles of Vice President, Corporate and Financial Development of the Company from 1995 to 1997, and as a member of the Board from 1995 to 2005. Prior to 1995, Ms. Cue served as Vice President Investment Research of D. Grant Macdonald Capital Corporation from 1994 to 1995, and prior to that served as Vice President, Investments at Penfund Management in Toronto, Ontario from 1990 to 1994. From 1986 to 1988, Ms. Cue worked in Commercial Banking for Lloyds Bank Canada. Ms. Cue holds an MBA from McGill University in Montreal and a Bachelor of Commerce from the University of British Columbia in Vancouver, British Columbia. Ms. Cue is also a Chartered Financial Analyst.

Elimination of Chief Financial Officer Position

Effective June 30, 2012, the Company eliminated the Chief Financial Officer position in conjunction with cost re-alignment plans being implemented by the Company. Mr. James Stapleton, Chief Financial Officer, will stay on during a transition period as Carrie Traner, Vice President of Finance and Principal Financial Officer will assume Mr. Stapleton's duties. The Company intends to enter into a Separation Agreement and Release with Mr. Stapleton to address the terms of his departure.

Resignation of Chairman of the Board

On June 21, 2012, Richard Eiswirth, Jr. verbally stated his intention not to stand for re-election to the Board of Directors at the 2012 annual meeting of shareholders to be held later this year. Subsequently, on June 26, 2012, Mr. Eiswirth tendered his written resignation from all of his positions as Chairman of the Board, Chairman of the Audit Committee and as a Director. Mr. Eiswirth sent an email to the entire Board of Directors on June 27, 2012 regarding his resignation. As stated in his letter, Mr. Eiswirth's resignation was due to disagreement with the Board of Directors regarding the strategic direction of the Company and changes in personnel.

The Board of Directors believes that Mr. Eiswirth's primary disagreement involves the strategic balance of cash flow versus growth. The Board of Directors believe that implementing cost controls and reducing expenses is strategically important to ensure the Company's long-term viability, to maintain its business within existing resources without needing to raise additional financing in the near term. As part of cost saving measures, the Board of Directors approved the elimination of the Chief Financial Officer position and other cost reductions. Mr. Eiswirth believed that cutting expenses could jeopardize revenue and distribution growth, and disagreed with the actions approved by the Board. Mr. Eiswirth also disagreed with changes in management supported by a majority of the Board.

A copy of Mr. Eiswirth's letter to the Board of Directors regarding his resignation and disagreement with the Board of Directors is included as Exhibit 17.1 to this Form 8-K. The Company has provided a copy of this Form 8-K to Mr. Eiswirth and the opportunity to respond as to whether he agrees with the statements made in this Form 8-K and if not, the respects in which he does not agree.

The Company regrets Mr. Eiswirth's decision to leave the Board at this time. Throughout the six years Mr. Eiswirth has served on the Board, the Company has appreciated his contributions, commitment and leadership.

Appointment of new Chairman of the Board

On June 27, 2012, the Board of Directors of the Company appointed Michael M. Fleming as the new Chairman of the Board, effective immediately. Mr. Fleming has served as a Director of the Company since April 1997.

Item 8.01    Other Events.

On June 27, 2012, the Company issued a press release regarding the changes in management described in this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    The following exhibit is being filed herewith:

Exhibit No.	Exhibit Description
10.1	Separation and Release Agreement, dated June 27, 2012, with William Meissner
17.1	Letter, dated June 27, 2012, from Richard Eiswirth Jr. to Board of Directors of Jones Soda Co.
99.1	Press release, dated June 27, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO.

Date:	June 27, 2012	By:	/s/ James P. Stapleton
James P. Stapleton, Chief Financial Officer